UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.7)*


World Fuel Services Corporation
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                                (Name of Issuer)

Common Stock $.01 per share
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                         (Title of Class of Securities)

         460242-10-0
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. |_| (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five person or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 4 pages

CUSIP No. 460242-10-0

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          NAME OF REPORTING PERSON
1         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jerrold Blair
          ###-##-####
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          N/A                                                           (a)  |_|
                                                                         (b) |_|
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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                                      SOLE VOTING POWER
NUMBER OF                    5
SHARES                                605,400
BENEFICIALLY                 --------------------------------------------------
OWNED BY                     6        SHARED VOTING POWER
EACH
REPORTING                             15,187.5
PERSON WITH                  --------------------------------------------------
                             7        SOLE DISPOSITIVE POWER

                                      605,400
                             --------------------------------------------------
                             8        SHARED DISPOSITIVE POWER

                                      15,187.5
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          620,587.5
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.1%
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12        TYPE OF REPORTING PERSON

          IN
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


ITEM 1.

         (a)      World Fuel Services Corporation

         (b)      700 S. Royal Poinciana Boulevard
                  Suite 800
                  Miami Springs, Florida  33166

ITEM 2.

         (a)      Jerrold Blair

         (b)      700 S. Royal Poinciana Boulevard
                  Suite 800
                  Miami Springs, Florida  33166

         (c)      United States Citizen

         (d)      Common Stock, $.01 per share

         (e)      460242-10-0

ITEM 3.           Not Applicable.

ITEM 4.           OWNERSHIP.  See cover page, items (5) - (9) and (11).

ITEM 5.           OWNERSHIP OF 5% OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.  Not Applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    Date:   2/5/98

                                                    /S/ JERROLD BLAIR
                                                    -----------------
                                                    Jerrold Blair


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